CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 2015, relating to the financial statements and financial highlights of Good Harbor Tactical Select Fund (formerly known as Good Harbor Tactical Core US II Fund), a series of Northern Lights Fund Trust III, for the year ended September 30, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosures of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

September 16, 2016